EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
United Artists Theatre Company
(formerly known as OSCAR I Corporation):

We consent to the incorporation by reference in the Registration Statement of United Artists Theatre Company on Form S-8 pertaining to The United Artists Theatre Company 1998 Management Stock Plan of our report dated March 27, 1996, with respect to the consolidated statements of operations, stockholders' equity and cash flow of OSCAR I Corporation and subsidiaries for the year ended December 31, 1995, which report appears in the December 31, 1997 Annual Report on Form 10-K of United Artists Theatre Circuit, Inc.




                                                    /s/ KPMG Peat Marwick LLP
                                                       KPMG Peat Marwick LLP

Denver, Colorado
October 13, 1998